INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Schedule 13E-3 (Amendment No. 1) and Schedule 13E-4 (amendment No. 1) of Wedgestone Financial of our report dated February 13, 1998, appearing in the Annual Report on Form 10-K of Wedgestone Financial for the year ended December 31, 1997.


DELOITTE & TOUCHE LLP

Los Angeles, California
April 16, 1998